Exhibit 8.1

Tax Counsel & Advisory

São Paulo, Brazil

To: BRB Foods, Inc. Shareholders and Management Team

Date: August 29, 2024

Subject: Tax Opinion in Connection with Proposed Stock Exchange Listing and SEC Filing

Dear Sirs,

We provide this opinion in connection with the proposed listing of BRB Foods, Inc. (the “Company”) on the National Association of Securities Dealers Automated Quotations (NASDAQ) and the filing of its Registration Statement on Form S-1 (File number 333-276557), including all amendments or supplements thereto (“Form S-1”) with the Securities and Exchange Commission (“SEC”) under the United States Securities Act of 1933, as amended. Our purpose is to offer our professional judgment regarding both the accuracy of the Brazilian tax disclosures included throughout the Form S-1 and the potential impact of the Brazilian Tax Reform on the Company’s tax liabilities.

1.	Tax Considerations

The Brazilian Tax Reform was enacted by Constitutional Amendment No. 132/2023, which unified the main taxes on the consumption of goods and services into a Dual VAT system, creating the Goods and Services Tax (IBS) and the Goods and Services Contribution (CBS). The amendment also introduced the possibility of an Excise Tax (IS) aimed at taxing goods and services harmful to health and the environment.

Given this context, on April 25, 2024, Complementary Bill 68/2024 was presented, which aims to regulate the Tax Reform. The Bill provides for the general rules of the IBS and CBS, the transition period from the current model, the general rules of the IS, among other topics.

2.	Tax Landscape

The Brazilian Tax Reform has been a subject of debate for decades, especially given the complexity of the current tax system. The reform aims to address the regressiveness and cumulative effect on the economic chain, particularly regarding the taxation on consumption.

Complementary Bill No. 68/2024 establishes the general rules for the IBS, CBS, and IS, which will replace taxes such as PIS, Cofins, IOF-Insurance, IPI, ICMS, and ISS. The Bill is divided into three books that provide, in summary, the following topics: (i) general rules on IBS and CBS (Book I), (ii) general rules on IS (Book II), and (iii) provisions on IPI compensation and other transition measures (Book III).

3.	Accuracy of Brazilian Tax Disclosures in the Form S-1

We have thoroughly reviewed the Brazilian tax disclosures included in the Form S-1, particularly the detailed sections on page 49, and confirm that they accurately reflect the current Brazilian tax regulations and the anticipated impacts of the Brazilian Tax Reform. These disclosures provide a precise and comprehensive overview of the tax obligations applicable to the Company, ensuring compliance with the relevant Brazilian tax laws.

4.	Repercussions and Changes

The changes sought by Complementary Bill 68/2024 will have a direct impact on all sectors of the economy, including the food sector in which the Company operates. However, many aspects of the Bill are still under discussion in the National Congress, and as such, the final rules may undergo significant changes. Despite these potential changes, the Company’s current tax strategy and compliance are robust and well-positioned to adapt to the new tax regime.

5.	Conclusions

Based on our analysis of the Brazilian Tax Reform and its potential impact on the Company, we conclude that the Company is in compliance with all applicable tax rules, including those related to its food sector and segment of operation.

We further affirm that the tax disclosures included in the Form S-1 are accurate and comprehensive, providing investors with a clear understanding of the Company’s tax obligations under Brazilian law. The overall impact on the Company’s tax liabilities due to the new tax regulations is expected to be minimal, and the Company is well-prepared to manage the transition to the new tax regime.

We reiterate our opinion that the Company’s tax liabilities will not be significantly impacted by the new regulations introduced by the Brazilian Tax Reform.

Marcos J. Glier Gregolin

Managing Partner

CRC # SP-288466/O-9

Kherner International A. A. Ltd.

ID: 17114470/001-89